CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated November 29, 2017, relating to the financial statements and financial highlights of RiverPark Floating Rate CMBS Fund (the predecessor fund to the RiverPark Floating Rate CMBS Fund, a series of RiverPark Funds Trust) for the period ended September 30, 2017, and to the references to our firm under the headings “Principal Service Providers”, “Financial Highlights” and “Representations and Warranties” in this Registration Statement.

Cohen & Company, Ltd.

Cleveland, Ohio

October 10, 2018